Exhibit 99.1

Media Contact:
Lisa Bottle +1 704 423 7060
Laurie Tardif +1 704 423 7048
Investor Relations:
Paul Gifford +1 704 423 5517
For Immediate Release
News Release
Goodrich Corporation
Four Coliseum Centre
2730 West Tyvola Road
Charlotte, NC 28217-4578
Tel: 704 423 7000
Fax: 704 423 7002
www.goodrich.com

Goodrich Announces 13 Percent Increase in Sales and 59 Percent Increase in Net Income per Diluted Share for First Quarter 2008, Increases Outlook for 2008 Sales and Net Income per Diluted Share
•	First quarter 2008 sales of $1,745 million increased 13 percent over first quarter 2007 sales of $1,546 million.

•
First quarter 2008 income per diluted share of $1.24, including income from discontinued operations of $0.03 per diluted share, a 59 percent increase over first quarter 2007 income per diluted share of $0.78.

•	Total segment operating income margin increased to 17.3 percent, from 14.9 percent in the first quarter 2007.

•
Full year 2008 sales and earnings per diluted share expectations increased to $7.2 - $7.3 billion and $4.30 — $4.45, respectively. Continue to expect net cash provided by operating activities, minus capital expenditures, to exceed 75 percent of net income in 2008.

CHARLOTTE, N.C., Apr. 24, 2008 — Goodrich Corporation announced results today for the first quarter, and increased its outlook for full year 2008 sales and earnings per diluted share.
Commenting on the company’s performance, Marshall Larsen, Chairman, President and Chief Executive Officer said, “We had an excellent first quarter of 2008. Our sales growth remained strong in all three major market channels, and our impressive earnings growth was the result of these strong sales coupled with key product improvements and further operating efficiencies throughout most of our businesses. We continue to believe that the aerospace industry, because of its global nature, offers some of the best growth prospects of any industry, even in the face of the current U.S. economic conditions. The large installed base of commercial airplanes around the world, which continuously require our aftermarket products and services, should provide significant growth opportunities for Goodrich during 2008 and beyond. Additionally, the original equipment manufacturers continue to produce their airplanes at record or near-record levels, further strengthening Goodrich’s base of sales and growth opportunities. The global aerospace industry is solid and is expected to continue to grow, and we are one of the best positioned and balanced companies in that industry.”

Goodrich reported first quarter 2008 net income of $158 million, or $1.24 per diluted share, on sales of $1,745 million, and income from continuing operations of $154 million, or $1.21 per diluted share. In the first quarter 2007, the company reported net income of $100 million, or $0.78 per diluted share, on sales of $1,546 million, and income from continuing operations of $99 million, or $0.78 per diluted share. First quarter 2008 sales increased 13 percent and net income per diluted share increased 59 percent compared with the first quarter 2007. The company reported an effective tax rate of 34 percent for the first quarter of 2008, compared with an effective tax rate of 35 percent during the first quarter 2007.
The increased sales for the quarter reflected continued strong growth in the company’s major market channels. For the first quarter 2008 compared with the first quarter 2007, sales increases by market channel were as follows:
•	Large commercial airplane original equipment sales increased by about 13 percent,

•	Regional, business and general aviation airplane original equipment sales increased by about 23 percent,

•	Large commercial, regional, business and general aviation airplane aftermarket sales increased by about 10 percent, and

•	Defense and space sales of both original equipment and aftermarket products and services increased by about 13 percent.
Net income in the first quarter 2008, compared with the first quarter 2007, was positively affected by increased sales, improved product performance and operational efficiencies in most business units.
Net cash provided by operating activities during the first quarter 2008 was $151 million, an increase of $23 million from the same period in 2007. Capital expenditures were $54 million in the first quarter 2008 compared with capital expenditures of $36 million in the first quarter 2007.
Business Highlights
•
Goodrich completed the acquisition of TEAC Aerospace Holdings, Inc. on April 17, 2008. TEAC is a leading provider of proprietary airborne mission data, video recording and debrief products for the defense industry. In 2007 TEAC generated over $50 million in revenue and the acquisition is expected to be neutral to slightly accretive to earnings in 2008 after the impact of purchase accounting, and is expected to be accretive to earnings in 2009.

•
In early March, Goodrich announced that it will supply advanced systems and components for the new Gulfstream G650 large business jet and its Rolls-Royce BR725 engines. Goodrich’s Landing Gear team will provide the main and nose landing gear. Goodrich Interiors will supply the jet’s flight deck observer seats. The Goodrich Engine Control Systems team will provide the Full Authority Digital Engine Control (FADEC) system, comprising an electronic engine control, fuel metering unit, fuel pump and engine actuation for the Rolls-Royce BR725 engines that power the G650.

•
The Goodrich Board of Directors approved an increase to the company’s existing Share Repurchase Plan to authorize the repurchase of up to an additional $300 million of the company’s common stock, bringing the total authorization to $600 million, of which $234 million had been used for repurchases through March 31, 2008. The primary purpose of this plan is to offset dilution to existing shareholders from the company’s share-based compensation plans.

2008 Outlook
The company’s current market assumptions, for each of its major market channels, for the full year 2008, compared with the full year 2007, include:
•	Large commercial airplane original equipment sales are expected to increase by about 20 percent,

•	Regional, business and general aviation airplane original equipment sales are expected to increase by about 15 percent,

•	Large commercial, regional, business and general aviation airplane aftermarket sales are expected to increase by about 8 — 11 percent, and

•
Defense and space sales of both original equipment and aftermarket products and services are expected to increase by about 9 — 11 percent, excluding potential sales resulting from the TEAC acquisition.

The company’s full year 2008 sales expectations have been increased to a range of $7.2 — $7.3 billion, from the prior outlook of $7.1 — $7.2 billion. The current outlook for sales represents expected growth of about 13 — 14 percent from 2007 results. The outlook for 2008 net income per diluted share has also been increased to a range of $4.30 — $4.45 from the prior outlook of $4.15 - $4.30, reflecting an expected increase of 14 — 18 percent compared with the company’s net income per diluted share for 2007.
The current outlook incorporates the production and delivery information received from Boeing regarding the latest delay in the 787 Dreamliner program.

The 2008 outlook assumes, among other factors, a full-year effective tax rate of 33 — 35 percent, which includes the benefit of an extension of the U.S. research tax credit. This compares with an effective tax rate of 31 percent for 2007.
For 2008, Goodrich continues to expect net cash provided by operating activities, minus capital expenditures, to exceed 75 percent of net income. This outlook reflects a continuation of working capital investments to support the Boeing 787 Dreamliner and Airbus A350 XWB programs and capital expenditures for low-cost country manufacturing and productivity initiatives that are expected to enhance margins over the near and long term. The company now expects capital expenditures for 2008 to be in a range of $275 — $325 million, compared to the prior outlook of $250 — $270 million. The increase in capital spending is primarily due to a decision to purchase rather than lease certain equipment, increased spending on low cost country manufacturing and MRO facilities and acceleration of U.S. capital spending to take advantage of bonus depreciation on 2008 capital spending as part of the U.S. Government stimulus plan.
The current sales, net income and net cash provided by operating activities outlooks for 2008 do not include the impact of acquisitions or potential divestitures.

The supplemental discussion and tables that follow provide more detailed information about the first quarter 2008 segment results.

Goodrich will hold a conference call on April 24, 2008 at 10:00 AM U.S. Eastern Time to discuss this announcement. Interested parties can listen to a live webcast of the conference call, and view the related presentation materials, at www.goodrich.com, or listen via telephone by dialing 913-981-5568.

Goodrich Corporation, a Fortune 500 company, is a global supplier of systems and services to aerospace, defense and homeland security markets. With one of the most strategically diversified portfolios of products in the industry, Goodrich serves a global customer base with significant worldwide manufacturing and service facilities. For more information visit http://www.goodrich.com.

FORWARD-LOOKING INFORMATION IS SUBJECT TO RISK AND UNCERTAINTY
Certain statements made in this document are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding our future plans, objectives and expected performance. Specifically, statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “anticipate,” “intend,” “should,” “estimate,” or “plan,” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. We caution readers that any such forward-looking statements are based on assumptions that we believe are reasonable, but are subject to a wide range of risks, and actual results may differ materially.
Important factors that could cause actual results to differ from expected performance include, but are not limited to:
•
demand for and market acceptance of new and existing products, such as the Airbus A350 XWB and A380, the Boeing 787 Dreamliner, the EMBRAER 190, the Dassault Falcon 7X and the Lockheed Martin F-35 Lightning II and F-22 Raptor;

•	our ability to extend our commercial original equipment contracts beyond the initial contract periods;

•	cancellation or delays of orders or contracts by customers or with suppliers, including delays or cancellations associated with the Boeing 787 Dreamliner and the Airbus A380 aircraft programs;

•	the financial viability of key suppliers and the ability of our suppliers to perform under existing contracts;

•	successful development of products and advanced technologies;

•	the health of the commercial aerospace industry, including the impact of bankruptcies and/or consolidations in the airline industry;

•	global demand for aircraft spare parts and aftermarket services;

•	changing priorities or reductions in the defense budgets in the U.S. and other countries, U.S. foreign policy and the level of activity in military flight operations;

•	the possibility of restructuring and consolidation actions;

•	threats and events associated with and efforts to combat terrorism;

•	the extent to which expenses relating to employee and retiree medical and pension benefits change;

•	competitive product and pricing pressures;

•	our ability to recover under contractual rights of indemnification for environmental and other claims arising out of the divestiture of our tire, vinyl and other businesses;

•
possible assertion of claims against us on the theory that we, as the former corporate parent of Coltec Industries Inc, bear some responsibility for the asbestos-related liabilities of Coltec and its subsidiaries, or that Coltec’s dividend of its aerospace business to us prior to the EnPro spin-off was made at a time when Coltec was insolvent or caused Coltec to become insolvent;

•	the effect of changes in accounting policies or tax legislation;

•	cumulative catch-up adjustments or loss contract reserves on long-term contracts accounted for under the percentage of completion method of accounting;

•	domestic and foreign government spending, budgetary and trade policies;

•
economic and political changes in international markets where we compete, such as changes in currency exchange rates, inflation, deflation, recession and other external factors over which we have no control; and

•	the outcome of contingencies including completion of acquisitions, divestitures, tax audits, litigation and environmental remediation efforts.
We caution you not to place undue reliance on the forward-looking statements contained in this document, which speak only as of the date on which such statements are made. We undertake no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events.

Supplemental Data
Segment Review
Quarter Ended March 31, 2008 Compared with Quarter Ended March 31, 2007

	Quarter Ended March 31,
			%	% of Sales
	2008	2007	Change	2008	2007
	(Dollars in millions)
NET CUSTOMER SALES
Actuation and Landing Systems	$682	$567	20.3%
Nacelles and Interior Systems	$621	$547	13.5%
Electronic Systems	$442	$432	2.3%

Total Sales	$1,745	$1,546	12.9%

SEGMENT OPERATING INCOME
Actuation and Landing Systems	$74.1	$49.4	50.0%	10.9%	8.7%
Nacelles and Interior Systems	$178.8	$126.0	41.9%	28.8%	23.0%
Electronic Systems	$48.9	$54.6	(10.4%)	11.1%	12.6%

Segment Operating Income	$301.8	$230.0	31.2%	17.3%	14.9%
Actuation and Landing Systems: Actuation and Landing Systems segment sales of $682 million for the quarter ended March 31, 2008 increased $115 million, or 20 percent, from $567 million for the quarter ended March 31, 2007. The increase was primarily due to the following:
•	Higher large commercial airplane OE sales of approximately $42 million, primarily in our landing gear and actuation systems business units;

•	Higher defense and space OE and aftermarket sales of approximately $33 million, primarily in our landing gear, aircraft wheels and brakes and actuation systems business units;

•	Higher large commercial, regional, business and general aviation airplane aftermarket sales of approximately $11 million, primarily in our landing gear business unit; and

•	Higher regional, business and general aviation airplane OE sales of approximately $10 million, primarily in our landing gear and actuation systems business units.
Actuation and Landing Systems segment operating income of $74 million for the quarter ended March 31, 2008 increased $25 million, or 50 percent, from $49 million for the quarter ended March 31, 2007. This increase in operating income was primarily due to the following:
•	Higher sales volume and favorable product mix across all business units, which resulted in higher income of approximately $18 million;

•
Higher operating income of approximately $14 million, driven primarily by higher pricing across most of our business units and improved brake-life performance in the aircraft wheels and brakes business unit, partially offset by increased operating costs across all business units; and

•	Unfavorable foreign exchange of approximately $7 million.
Nacelles and Interior Systems: Nacelles and Interior Systems segment sales of $621 million in the quarter ended March 31, 2008 increased $74 million, or 13 percent, from $547 million in the quarter ended March 31, 2007. The increase was primarily due to the following:
•	Higher large commercial airplane aftermarket sales, including spare parts and MRO volume of approximately $46 million, primarily in our aerostructures business unit;

•	Higher defense and space OE and aftermarket sales of approximately $12 million, primarily in our interiors business unit;

•	Higher regional, business, and general aviation airplane OE sales of approximately $11 million, primarily in our aerostructures business unit; and

•	Higher large commercial airplane OE sales of approximately $5 million, primarily in our interiors business unit.
Nacelles and Interior Systems segment operating income of $179 million in the quarter ended March 31, 2008 increased $53 million, or 42 percent, from $126 million in the quarter ended March 31, 2007. The increased segment operating income was primarily due to the following:
•	Higher sales volume, primarily in our aerostructures and interiors business units, which resulted in higher income of approximately $32 million;

•
Favorable changes in estimates for certain long-term contracts at our aerostructures business unit of approximately $20 million, primarily due to favorable volume, price, cost and operational performance; and

•	Settlement of a claim with a customer at our interiors business unit which resulted in higher income of approximately $4 million; partially offset by

•	Unfavorable foreign exchange of approximately $4 million.

Electronic Systems: Electronic Systems segment sales of $442 million in the quarter ended March 31, 2008 increased $10 million, or 2 percent, from $432 million in the quarter ended March 31, 2007. The increase was primarily due to the following:
•	Higher regional, business and general aviation airplane OE sales of approximately $5 million in our sensors and integrated systems and engine control and electrical power business units; and

•	Higher large commercial airplane OE sales of approximately $5 million in our engine control and electrical power and sensors and integrated systems and business units.
Electronic Systems segment operating income of $49 million in the quarter ended March 31, 2008 decreased $6 million, or (10) percent, from $55 million in the quarter ended March 31, 2007. The decreased segment operating income was primarily due to the following:
•	Unfavorable foreign exchange of approximately $5 million; and

•	Higher operating costs of approximately $4 million, primarily in our sensors and integrated systems business unit; partially offset by

•	Higher sales volume and pricing partially offset by unfavorable product mix, across most business units, which resulted in higher income of approximately $3 million.

GOODRICH CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Three Months
	Ended
	March 31,
	2008	2007
Sales	$1,745.0	$1,546.3
Operating costs and expenses:
Cost of sales	1,213.4	1,093.9
Selling and administrative costs	257.1	254.4

	1,470.5	1,348.3

Operating Income	274.5	198.0
Interest expense	(30.8)	(31.6)
Interest income	3.1	1.8
Other income (expense) — net	(14.3)	(15.6)

Income from continuing operations before income taxes	232.5	152.6
Income tax expense	(78.9)	(53.4)

Income From Continuing Operations	153.6	99.2
Income from discontinued operations	4.3	0.6

Net Income	$157.9	$99.8

Basic Earnings per Share:
Continuing operations	$1.23	$0.79
Discontinued operations	0.03	0.01

Net Income	$1.26	$0.80

Diluted Earnings per Share:
Continuing operations	$1.21	$0.78
Discontinued operations	$0.03	—

Net Income	$1.24	$0.78

Dividends Declared per Common Share	$0.225	$0.20

Weighted — Average Number of Shares Outstanding (in millions)
Basic	125.0	125.2

Diluted	127.5	127.8

GOODRICH CORPORATION
SEGMENT REPORTING (UNAUDITED)
(DOLLARS IN MILLIONS)

	Three Months
	Ended
	March 31,		$	%
	2008	2007	Change	Change
Sales:
Actuation and Landing Systems	$682.1	$567.0	$115.1	20.3%
Nacelles and Interior Systems	620.5	546.9	73.6	13.5%
Electronic Systems	442.4	432.4	10.0	2.3%

Total Sales	$1,745.0	$1,546.3	$198.7	12.9%

Operating Income:
Actuation and Landing Systems	$74.1	$49.4	$24.7	50.0%
Nacelles and Interior Systems	178.8	126.0	52.8	41.9%
Electronic Systems	48.9	54.6	(5.7)	(10.4%)

Total Segment Operating Income (1)	301.8	230.0	71.8	31.2%

Corporate General and Administrative Costs	(22.5)	(28.7)	6.2	(21.6%)
ERP Implementation Costs	(4.8)	(3.3)	(1.5)	45.5%

Total Operating Income	$274.5	$198.0	$76.5	38.6%

Segment Operating Income as a Percent of Sales:
Actuation and Landing Systems	10.9%	8.7%
Nacelles and Interior Systems	28.8%	23.0%
Electronic Systems	11.1%	12.6%

Total Segment Operating Income as a Percent of Sales	17.3%	14.9%
(1) Segment operating income is total segment revenue reduced by operating expenses directly identifiable with our business segments, excluding the indirect costs related to the company-wide ERP implementation. Segment operating income is used by management to assess the operating performance of the segments. See reconciliation of total segment operating income to total operating income above.

GOODRICH CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
(DOLLARS IN MILLIONS EXCEPT SHARE AMOUNTS)

	March 31,	December 31,
	2008	2007
Current Assets
Cash and cash equivalents	$463.2	$406.0
Accounts and notes receivable — net	1,123.3	1,006.2
Inventories — net	1,869.8	1,775.6
Deferred income taxes	180.2	178.2
Prepaid expenses and other assets	107.9	108.4
Income taxes receivable	35.4	74.4

Total Current Assets	3,779.8	3,548.8

Property, plant and equipment — net	1,400.7	1,387.4
Prepaid pension	20.1	16.1
Goodwill	1,377.6	1,363.2
Identifiable intangible assets — net	451.2	452.1
Deferred income taxes	11.1	11.1
Other assets	759.0	755.3

Total Assets	$7,799.5	$7,534.0

Current Liabilities
Short-term debt	$10.2	$21.9
Accounts payable	723.0	586.7
Accrued expenses	861.9	930.8
Income taxes payable	78.7	10.6
Deferred income taxes	29.7	29.7
Current maturities of long-term debt and capital lease obligations	163.2	162.9

Total Current Liabilities	1,866.7	1,742.6

Long-term debt and capital lease obligations	1,565.3	1,562.9
Pension obligations	419.2	417.8
Postretirement benefits other than pensions	360.1	358.9
Long-term income taxes payable	132.0	146.0
Deferred income taxes	170.1	170.2
Other non-current liabilities	541.8	556.2
Commitments and contingent liabilities	—	—
Shareholders’ Equity
Common stock — $5 par value
Authorized 200,000,000 shares; issued 143,099,468 shares at March 31, 2008 and 142,372,162 shares at December 31, 2007 (excluding 14,000,000 shares held by a wholly owned subsidiary)	715.5	711.9
Additional paid-in capital	1,478.8	1,453.1
Income retained in the business	1,184.1	1,054.8
Accumulated other comprehensive income	37.5	14.4
Common stock held in treasury, at cost (18,024,591 shares at March 31, 2008 and 17,761,696 shares at December 31, 2007)	(671.6)	(654.8)

Total Shareholders’ Equity	2,744.3	2,579.4

Total Liabilities And Shareholders’ Equity	$7,799.5	$7,534.0

GOODRICH CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
(DOLLARS IN MILLIONS)

	Three Months
	Ended
	March 31,
	2008	2007
Operating Activities
Net income	$157.9	$99.8
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations	(4.3)	(0.6)
Restructuring and consolidation:
Expenses	0.1	0.2
Payments	(0.6)	(0.6)
Pension and postretirement benefits:
Expenses	25.7	31.0
Contributions and benefit payments	(15.3)	(18.7)
Depreciation and amortization	64.1	59.9
Excess tax benefits related to share-based compensation	(5.3)	(4.0)
Share-based compensation expense	7.8	16.1
Deferred income taxes	(1.0)	(9.0)
Change in assets and liabilities, net of effects of acquisitions and divestitures:
Receivables	(114.1)	(89.1)
Inventories, net of pre-production and excess-over-average	(60.0)	(59.5)
Pre-production and excess-over-average inventories	(29.7)	(32.8)
Other current assets	0.6	4.0
Accounts payable	130.4	81.2
Accrued expenses	(82.8)	6.6
Income taxes payable/receivable	98.8	51.4
Other non-current assets and liabilities	(21.4)	(7.7)

Net Cash Provided By Operating Activities	150.9	128.2

Investing Activities
Purchases of property, plant and equipment	(54.4)	(36.1)
Proceeds from sale of property, plant and equipment	—	0.1
Payments made in connection with acquisitions, net of cash acquired	(9.5)	—

Net Cash Used In Investing Activities.	(63.9)	(36.0)

Financing Activities
Decrease in short-term debt, net	(12.0)	(11.8)
Repayment of long-term debt and capital lease obligations	(0.5)	(0.4)
Proceeds from issuance of common stock	13.7	36.8
Purchases of treasury stock	(16.8)	(57.8)
Dividends paid	(28.5)	(25.1)
Excess tax benefits related to share-based compensation	5.3	4.0
Distributions to minority interest holders	(5.5)	(1.7)

Net Cash Used In Financing Activities	(44.3)	(56.0)

Discontinued Operations
Net cash provided by (used in) operating activities	(2.6)	(5.4)
Net cash provided by (used in) investing activities	16.0	(0.8)
Net cash provided by (used in) financing activities	—	—

Net cash provided by (used in) discontinued operations	13.4	(6.2)
Effect of exchange rate changes on cash and cash equivalents	1.1	0.6

Net increase in cash and cash equivalents	57.2	30.6
Cash and cash equivalents at beginning of period	406.0	201.3

Cash and cash equivalents at end of period	$463.2	$231.9

GOODRICH CORPORATION
SUPPLEMENTARY FINANCIAL INFORMATION (UNAUDITED)
(DOLLARS IN MILLIONS)

	Three Months
	Ended
	March 31,
Income Statement Data:	2008	2007

Net Interest Expense	$(27.7)	$(29.8)

Other Income (Expense), Net	$(14.3)	$(15.6)

- Divested Business Retiree Health Care	(7.8)	(4.8)
- Income (Expense) related to previously owned businesses	(2.5)	(5.7)
- Minority interest and equity in affiliated companies	(3.7)	(5.6)
- Other Income (Expense)	(0.3)	0.5

Cash Flow Data:
Dividends	$(28.5)	$(25.1)

Depreciation and Amortization	$64.1	$59.9

- Depreciation	45.2	42.7
- Amortization	18.9	17.2

	March 31,	December 31,
Balance Sheet Data:	2008	2007

Preproduction and Excess-Over-Average Inventory	$545.2	$515.4

Short-term Debt	$10.2	$21.9
Current Maturities of Long-term Debt and Capital Lease	163.2	162.9
Obligations Long-term Debt and Capital Lease Obligations	1,565.3	1,562.9

Total Debt[1]	$1,738.7	$1,747.7
Cash and Cash Equivalents	463.2	406.0

Net Debt[1]	$1,275.5	$1,341.7

[1]
Total Debt (defined as short-term debt plus current maturities of long-term debt and capital lease obligations plus long- term debt and capital lease obligations) and Net Debt (defined as Total Debt minus cash and cash equivalents) are non- GAAP financial measures that the Company believes are useful to rating agencies and investors in understanding the Company’s capital structure and leverage. Because all companies do not calculate these measures in the same manner, the Company’s presentation may not be comparable to other similarly titled measures reported by other companies.